Exhibit 99

ABX Air Shareholders Hold Annual Meeting

WILMINGTON, OH – May 5, 2005 - Shareholders of ABX Air (OTCBB:ABXA) re-elected two directors, approved a new long-term incentive program and ratified the appointment of the company’s auditors at their annual meeting here today.

Proposals to remove a limit on the size of ABX Air’s Board of Directors, and a shareholder’s proposal calling for all directors to be elected annually were not approved. While shareholders overwhelmingly voted in favor of the proposal to amend the company’s Certificate of Incorporation to permit expansion of the Board beyond the current maximum of five members, the proposal did not receive the required affirmative vote of two-thirds of all of the shares entitled to vote at the meeting.

Directors re-elected to three-year terms on the ABX Air board were James H. Carey, chairman of the board, and John D. Geary. Carey has served on the ABX Air board since August 2003, Geary since January 2004.

At the meeting, ABX Air President and CEO Joe Hete reviewed the company’s financial results for 2004 and the first quarter of 2005. His presentation has been posted on the investor relations section on ABX Air’s website, www.ABXAir.com. Hete also announced that the Company’s common shares have been approved to begin trading on the NASDAQ National Market effective Monday, May 9, 2005. ABX Air’s common shares have been quoted on the Over-the-Counter Bulletin Board market since it became an independent publicly traded company in August 2003.

ABX Air, Inc. is a cargo airline with a fleet of 114 in-service aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. ABX became an independent public company effective August 16, 2003, as a result of the separation from its former parent company, Airborne, Inc., which was acquired by DHL Worldwide Express B. V. In addition to providing airlift capacity and sort center staffing to DHL Express, ABX provides charter and maintenance services to a diverse group of customers. With over 8,000 employees, ABX is the largest employer in a several-county area in southwestern Ohio.

Contact:	Quint Turner
ABX Air, Inc.
937-382-5591